EXHIBIT 10.6

AMENDMENT NO. 11 AND WAIVER (this “Amendment”), dated as of March 30, 2004, by and among PW EAGLE, INC., a Minnesota corporation (the “Company”) and the investors party to the Securities Purchase Agreement referred to below on the date hereof (the “Investors”).

WHEREAS, the Company and the Investors are parties to a Securities Purchase Agreement, dated as of September 20, 1999 (as amended, supplemented or otherwise modified through the date hereof, including pursuant to Amendments No.1 through No. 10, the “Purchase Agreement”) pursuant to which the Investors purchased $32,500,000 principal amount of the Company’s senior subordinated notes; and

WHEREAS, the Company has requested, and the Investors party hereto are willing (subject to the terms and conditions hereof), to amend and waive certain provisions of the Purchase Agreement as provided herein;

NOW, THEREFORE, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given to them in the Purchase Agreement.

2. Waiver of Financial Covenant Defaults. In reliance upon and subject to the accuracy of the representations set forth in this Amendment, upon the Effective Date, the Investors hereby waive any Event of Default that exists because of the failure of the Company to comply with Sections 8.9(a) and 8.9(b) of the Purchase Agreement as of December 31, 2003 and March 31, 2004.

3. Waiver of Payment Defaults. In reliance upon and subject to the accuracy of the representations set forth in this Amendment, upon the Effective Date, the Investors hereby waive any Event of Default that exists because of the failure of the Company to comply with Section 3.3 the Purchase Agreement as of December 20, 2003 and March 20, 2004.

4. Amendments to Leverage Ratio Covenant. Section 8.9(a) of the Purchase Agreement is hereby amended by amending and restating the table contained in such Section as follows:

1. Trailing 6-month period ending June 30, 2004	11.0 to 1.00

2. Trailing 9-month period ending September 30, 2004	8.6 to 1.00

3. Trailing 12-month period ending December 31, 2004	8.6 to 1.00

4. Trailing 12-month period ending March 31, 2005	10.0 to 1.00

5.

6. Section 8.9(a) of the Purchase Agreement is hereby further amended as follows:

7. Notwithstanding anything to the contrary contained in the Purchase Agreement or otherwise, for purposes of calculating the Leverage Ratio with respect to (x) the six month period ending 6/30/04, EBITDA for said six month period shall be multiplied by two (2) and (y) for the nine month period ending 9/30/04, EBITDA for said nine month period shall be multiplied by four-thirds (4/3).

5. Amendment to Interest Coverage Ratio Covenant. Section 8.9(b) of the Purchase Agreement is hereby amended by amending and restating the table contained in such Section as follows:

8. Trailing 6-month period ending June 30, 2004	1.10 to 1.00

9. Trailing 9-month period ending September 30, 2004	1.25 to 1.00

10. Trailing 12-month period ending December 31, 2004	1.15 to 1.00

11. Trailing 12-month period ending March 31, 2005	1.15 to 1.00

6. Amendments to the Notes and Section 3.3 of the Purchase Agreement. Notwithstanding anything to the contrary contained in the Purchase Agreement, the Notes or otherwise, if the Notes and all the other then outstanding Obligations have not been paid in full in cash by July 30, 2004, then, effective as of August 1, 2004, (x) the Stated Rate shall be amended to equal 18% per annum and (y) the maximum amount of interest the Company may elect to defer on any Interest Payment Date shall be an amount equal to the interest accrued on the Notes during such Interest Period at a rate equal to 6% per annum.

7. Amendment to the Definition of EBITDA. Notwithstanding anything to the contrary contained in the Purchase Agreement or otherwise, EBITDA, for fiscal periods ending on or prior to December 31, 2004, shall not include restructuring charges of up to $1,000,000 which were incurred in fiscal year 2003, but were expensed in fiscal year 2004 and up to $400,000 of expenses incurred in connection with the PW Poly Transaction (as defined in Amendment No. 9).

8. Consent to Hastings, Nebraska Real Property Sale. In reliance upon and subject to the accuracy of the representations set forth in this Amendment, upon the Effective Date, the Investors hereby consent to the sale by the Company of the real property, facility, and fixtures located at Hastings, Nebraska (the “Hastings Sale”); provided, that (i) the aggregate net cash proceeds to the Company received in respect of the Hastings Sale shall be at least $1,128,000, (ii) the Company shall pay (as soon as practicable but in any event within 24 hours of the closing of the Hastings Sale) the entire net cash proceeds to the Senior Bank Agent, with all such proceeds to be applied for prepayment of the Revolving Credit Loans (as defined in the Senior Credit Agreement), (iii) the Hastings Sale shall be a bona fide arm’s length transaction, and (iv) if the Hastings Sale is not consummated within 120 days after the date hereof, then this Section 7 of this Amendment shall be null and void ab initio.

9. Consent to Baker City, Oregon Real Property Sale. In reliance upon and subject to the accuracy of the representations set forth in this Amendment, upon the Effective Date, the Investors hereby consent to the sale by the Company of the real property, facility, and fixtures located at Baker City, Oregon (the “Baker City Sale”); provided, that (i) the aggregate net cash proceeds to the Company received in respect of the Baker City Sale shall be at least $584,000, (ii) the Company shall pay (as soon as practicable but in any event within 24 hours of the closing of the Baker City Sale) the entire net cash proceeds to the Senior Bank Agent, with all such proceeds to be applied for prepayment of the Revolving Credit Loans (as defined in the Senior Credit Agreement), (iii) the Baker City Sale shall be a bona fide arm’s length transaction, and (iv) if the Baker City Sale is not consummated within 120 days after the date hereof, then this Section 8 of this Amendment shall be null and void ab initio.

10. Consent to Visalia, California Real Property Sale and Leaseback. In reliance upon and subject to the accuracy of the representations set forth in this Amendment, upon the Effective Date (but retroactive to March 26, 2004), the Investors hereby consent to the sale and leaseback by the Company of the real property, facility, and fixtures located at Visalia, California (the “Visalia Sale and Leaseback”); provided, that (i) the aggregate net cash proceeds to the Company received in respect of the Visalia Sale and Leaseback shall be at least $1,300,000, (ii) the Company shall pay (as soon as practicable but in any event within 24 hours of the closing of the Visalia Sale and Leaseback) the entire net cash proceeds to the Senior Bank Agent, with at least half of such proceeds to be applied for prepayment of the Term Loan (as defined in the Senior Credit Agreement) and the balance to be applied for prepayment of the Revolving Credit Loans (as defined in the Senior Credit Agreement), (iii) the maximum annual gross lease payment (including, without limitation, obligations to reimburse landlord’s expenses) in respect of the Visalia Sale and Leaseback and the Sunnyside Sale and Leaseback (as defined below) shall not exceed $462,150 in the aggregate, (iv) the Visalia Sale and Leaseback shall be a bona fide arm’s length transaction, (v) the documentation in respect of the Visalia Sale and Leaseback shall be reasonably satisfactory in all materials respects to the Required Investors (it being agreed that such documentation shall be deemed to be satisfactory if, taken as a whole, such documentation is no less favorable to the Company from a risk allocation perspective than the Sale and Leaseback Documents) and (vi) if the Visalia Sale and Leaseback is not consummated within 120 days after the date hereof, then this Section 9 of this Amendment shall be null and void ab initio.

11. Consent to Sunnyside, Washington Real Property Sale and Leaseback. In reliance upon and subject to the accuracy of the representations set forth in this Amendment, upon the Effective Date (but retroactive to March 26, 2004), the Investors hereby consent to the sale and leaseback by the Company of the real property, facility, and fixtures located at Sunnyside, Washington (the “Sunnyside Sale and Leaseback”); provided, that (i) the aggregate net cash proceeds to the Company received in respect of the Sunnyside Sale and Leaseback shall be at least $1,544,000, (ii) the Company shall pay (as soon as practicable but in any event within 24 hours of the closing of the Sunnyside Sale and Leaseback) the entire net cash proceeds to the Senior Bank Agent, with at least half of such proceeds to be applied for prepayment of the Term Loan (as defined in the Senior Credit Agreement) and the balance to be applied for prepayment of the Revolving Credit Loans (as defined in the Senior Credit Agreement), (iii) the maximum annual gross lease payment (including, without limitation, obligations to reimburse landlord’s expenses) in respect of the Sunnyside Sale and Leaseback and the Visalia Sale and Leaseback shall not exceed $462,150 in the aggregate, (iv) the Sunnyside Sale and Leaseback shall be a bona fide arm’s length transaction, (v) the documentation in respect of the Sunnyside Sale and Leaseback shall be reasonably satisfactory in all materials respects to the Required Investors (it being agreed that such documentation shall be deemed to be satisfactory if, taken as a whole, such documentation is no less favorable to the Company from a risk allocation perspective than the

Sale and Leaseback Documents) and (vi) if the Sunnyside Sale and Leaseback is not consummated within 120 days after the date hereof, then this Section 10 of this Amendment shall be null and void ab initio.

12. Representations and Warranties. In order to induce the Investors to enter into this Amendment, the Company hereby represents and warrants that:

(a)	as of March 30, 2004, the aggregate unpaid principal balance (including without limitation, the Deferred Interest Amount) of the Notes equals $35,907,330.00,

(b)	as of March 30, 2004, the aggregate amount of unpaid, due and owing interest in respect of the Notes equals $2,353,463.00,

(c)	no Default or Event of Default exists on the Effective Date, after giving effect to this Amendment,

(d)	no Event of Default (as defined in the Sale and Leaseback Documents) exists on the Effective Date, after giving effect to the amendment of the Sale and Leaseback Documents referred to herein,

(e)	no Default or Event of Default (in each case as defined in the Senior Credit Agreement) exists on the Effective Date, after giving effect to the amendment of the Senior Credit Agreement referred to herein, and

(f)	all of the representations and warranties contained in the Note Documents shall be true and correct in all respects on the Effective Date, after giving effect to this Amendment, with the same effect as though such representations and warranties had been made on and as of the Effective Date (it being understood that any representation or warranty made as of a specified date shall be true and correct in all material respects as of such specific date).

13. Effectiveness of this Amendment.

This Amendment shall become effective on the date (the “Effective Date”) when:

(i)	all unpaid, due and owing interest in respect of the Notes (for clarification purposes, the aggregate amount of such unpaid, due and owing interest as of March 30, 2004 equals $2,353,463.00) shall have been received by the Investors,

(ii)	the Company and the Investors shall have signed a counterpart hereof (whether the same or different counterparts),

(iii)	each Investor shall have received, by wire transfer to an account designated by such Investor, an amendment fee in an amount for such Investor equal to 0.50% of the outstanding principal amount of the Notes held by such Investor (and such amendment fee shall be fully earned and non-refundable on the Effective Date),

(iv)	the Company shall have paid all fees and expenses of O’Melveny & Myers LLP incurred by the Investors in connection with or relating to the preparation, execution or delivery of this Amendment and all other unpaid fees and expenses of O’Melveny & Myers LLP incurred by the Investors in connection with the Purchase Agreement to the extent the amount thereof has been provided to the Company prior to the execution and delivery of this Amendment; provided, however, that nothing in this Amendment shall limit the generality of Section 12.4 of the Purchase Agreement,

(v)	the Investors shall have received a copy of a duly executed amendment of the Senior Credit Agreement (which amendment shall include, among other matters, a consent with respect to the increase in the Stated Rate contemplated by this Amendment), in form and substance reasonably satisfactory to the Required Investors,

(vi)	the Investors shall have received a copy of a duly executed amendment of the Sale and Leaseback Documents, in form and substance reasonably satisfactory to the Required Investors,

(vii)	the Investors shall have received a certificate of the Company attaching and attesting to the accuracy and completeness of the following:

(1) a copy of the certificate of incorporation and by-laws of the Company, as amended through the date hereof,

(2) the incumbency and signatures of the officers of the Company executing this Amendment,

(3) a copy of the resolutions of the Board of the Company approving and authorizing the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby, certified by the Secretary or Assistant Secretary as of the Effective Date, which certificate shall be in form and substance satisfactory to the Required Investors and shall state that the resolutions thereby certified are in full force and effect and have not been amended, modified, revoked or rescinded, and

(viii)	the Investors shall have received a long form good standing certificate, dated as of a recent date, from the State of Minnesota in respect of the Company.

14. Release.

(a)

The Company, on behalf of itself, its subsidiaries and their respective successors, assigns, and other legal representatives, hereby, jointly and severally, absolutely, unconditionally and irrevocably releases, remises and forever discharges the Investors, their successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (the Investors and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which the Company, its subsidiaries, or any of their respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the Effective Date, for or on account of, or in relation to, or in any way in connection with the Note Documents, as amended and supplemented through the Effective Date.

(b)	The Company, for itself and its subsidiaries, understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)	The Company, for itself and its subsidiaries, agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the release set forth above.

(d)	The Company, on behalf of itself, its subsidiaries and their respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, jointly and severally, covenants and agrees with each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by such Loan Party pursuant to this Section 13. If the Company or its subsidiaries violates the foregoing covenant, the Company agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation

15. Miscellaneous.

(a)	This Amendment is limited as specified and shall not constitute an amendment, modification or waiver of any other provision of the Purchase Agreement or any other Note Document.

(b)	This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

(c)	THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(d)

The parties hereby agree that this Amendment shall be a Note Document for all purposes under the Purchase Agreement. From and after the Effective Date, all references in the Purchase Agreement and each of the other Note Documents to the Purchase Agreement shall be deemed to be references to the Purchase Agreement as amended hereby.

(e)	All notices, demands and requests of any kind to be delivered to any party hereto in connection with this Amendment shall be delivered in accordance with the notice provisions contained in the Purchase Agreement.

(f)	The headings used herein are for convenience of reference only and shall not affect the construction of, nor shall they be taken into consideration in interpreting, this Amendment.

[The signature pages follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this AMENDMENT NO. 11 to be duly executed and delivered as of the date first above written.

PW EAGLE, INC.

By:	/s/ Scott Long

Name: Scott Long
Title: CFO

J.P. MORGAN PARTNERS (23A SBIC), LLC
By:	J.P. MORGAN PARTNERS (23A SBIC MANAGER), INC., Its Managing Member

By:	/s/ Richard D. Waters

Name: Richard D. Waters
Title: Managing Director

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By:	David L. Babson & Company Inc. as Investment Advisor

By:

Name:
Title:

MASSMUTUAL CORPORATE INVESTORS

By:

Name:
Title:
The foregoing is executed on behalf of MassMutual Corporate Investors, organized under a Declaration of Trust, dated September 13, 1985, as amended from time to time. The obligations of such Trust are not personally binding upon, nor shall resort to be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust’s property only shall be bound.

MASSMUTUAL PARTICIPATION INVESTORS

By:

Name:
Title:

The foregoing is executed on behalf of MassMutual Participation Investors, organized under a Declaration of Trust, dated April 7, 1988, as amended from time to time. The obligations of such Trust are not binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust individually, but the Trust’s assets and property only shall be bound.

MASSMUTUAL CORPORATE VALUE PARTNERS LIMITED

By:	David L. Babson & Company Inc. under delegated authority from Massachusetts Mutual Life Insurance Company, as Investment Manager

By:

Name:
Title: